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                                                               Exhibit (h)(2)(d)



                                  SCHEDULE A-3

                         EATON VANCE MUTUAL FUNDS TRUST

                        ADMINISTRATIVE SERVICES AGREEMENT

                           EFFECTIVE: AUGUST 14, 2000


                         Eaton Vance Floating-Rate Fund


                 Fee: 0.15% of average daily net assets per annum, computed and paid monthly